  Exhibit 1(a)

LIGHTHOUSE LIFE CAPITAL, LLC

managing broker-dealer AGREEMENT

[ ], 2020

[________________]

Ladies and Gentlemen:

Lighthouse Life Capital, LLC , a Delaware limited liability company (the “Company”), is qualifying for the public sale of a maximum of its 8.5% senior beacon bonds or Class A Bonds, and its 6.5% senior beacon bonds, or Class B Bonds (the “Bonds”), pursuant to an exemption from registration under Regulation A (“Regulation A”) promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933 (the “Securities Act”), at the purchase price per Bond set forth in the Offering Statement (as defined below) (the “Offering”). The Company desires to appoint International Assets Advisory LLC (“IAA”), a Florida limited liability company, as managing broker-dealer for the Offering (the “Managing Broker-Dealer”) on the terms and conditions described herein. The Managing Broker-Dealer shall have the right to enter into (i) Participating Dealer Agreements substantially in the form attached to this Managing Broker-Dealer Agreement (this “Agreement”) as “Exhibit B” with broker-dealers participating in the Offering (each broker-dealer entering into a Participating Dealer Agreement being referred to herein as a “Dealer” and said broker-dealers being collectively referred to herein as the “Dealers”); and (ii) additional agreements with broker-dealers (each broker-dealer entering into such an agreement being referred to herein as a “Procurement Dealer” and said broker-dealers being collectively referred to herein as the “Procurement Dealers”), all of whom must be members of the Financial Industry Regulatory Authority (“FINRA”), for the purposes of wholesaling the Bonds or procuring other broker-dealers to participate in the Offering as a Dealer (each such agreement being referred to herein as a “Procurement Agreement”). The Company shall have the right to approve any material modifications or addendums to the form of the Participating Dealer Agreement. The indemnities, representations and warranties to the Company in Section 4 herein shall be required of each Procurement Dealer entering into a Procurement Agreement and becoming a Dealer. The Company shall have the right to approve any material modification Terms not defined herein shall have the same meaning as in the Offering Circular prepared by the Company for use in connection with the Offering, as it may be amended from time to time in the future by the Company. In connection with the Offering, the Company hereby agrees with the Managing Broker-Dealer, as follows:

1.
Representations and Warranties of the Company

The Company represents and warrants to the Managing Broker-Dealer, each Procurement Dealer with whom the Managing Broker-Dealer enters into a Procurement Agreement, and each Dealer with whom the Managing Broker-Dealer enters into a Participating Dealer Agreement that:

1.1 An Offering Statement on Form 1-A (the “Offering Statement”), including a preliminary offering circular (the “Preliminary Offering Circular”), with respect to the Bonds has been prepared by the Company in accordance with the requirements of the Securities Act, Regulation A promulgated thereunder and any other rules and regulations (as applicable) of the SEC (the “Rules and Regulations”) applicable to the Offering and sale of the Bonds. Upon qualification of the Offering Statement, the Company shall file a final offering circular with the SEC pursuant to Rule 253 of Regulation A (the “Offering Circular”).

1.2 The Company has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware, and has, and at all times during the Offering will have, the power and authority to conduct its business as described in the Offering Circular and the limited liability company agreement of the Company (the “Operating Agreement”). The Company is qualified, or, on or prior to the date of qualification of the Offering Statement with the SEC, will qualify to do business in each jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business, as described in the Offering Circular and the Operating Agreement, requires such qualification, except where the failure to do so would not have a material adverse effect on the condition, financial or otherwise, results of operations or cash flows of the Company (a “Material Adverse Effect”).

1.3 Upon qualification of the Offering Statement, the Offering Circular will comply with the Securities Act and the Rules and Regulations, and the Offering Circular and any and all authorized printed sales literature or other sales materials prepared and authorized by the Company for use with potential investors in connection with the Offering (“Authorized Sales Materials”), including without limitation, all testing the waters material under Rule 255 (“TTW Materials”), when used in conjunction with the Offering Circular, do not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1.3 will not extend to such statements contained in or omitted from the Offering Circular or Authorized Sales Materials as are primarily within the knowledge of the Managing Broker-Dealer, any Procurement Dealer or any of the Dealers and are based upon information either (a) furnished by a Dealer in writing to the Managing Broker-Dealer, any Procurement Dealer or the Company, or (b) furnished by the Managing Broker-Dealer in writing to the Company specifically for inclusion therein.

1.4 The Company intends to use the funds received from the sale of the Bonds as set forth in the Offering Circular and the Operating Agreement.

1.5 No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Bonds, except such as have been or are to be obtained under the Securities Act, or where the failure to obtain such consent, approval, authorization or other order of any governmental authority would not have a Material Adverse Effect.

1.6 Unless otherwise described in the Offering Circular, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a Material Adverse Effect.

1.7 There are no contracts or other documents required by the Securities Act or the Rules and Regulations to be described in or incorporated by reference into the Offering Circular which have not been accurately described in all material respects in the Offering Circular or incorporated or filed as required.

1.8 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under the Operating Agreement or any indenture, mortgage, deed of trust, lease, or, to the Company’s knowledge, under any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except (i) to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws, and (ii) for such conflicts or defaults that would not reasonably be expected to have a Material Adverse Effect.

1.9 The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

1.10 Since the respective dates as of which information is given in the Offering Circular and solely through the closing of the Offering, there has not been any Material Adverse Effect, except as set forth in or contemplated in the Offering Circular, (a) there has not been any change in the capitalization of the Company, or in the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company, arising for any reason whatsoever other than in the ordinary course of business and (b) the Company has not incurred and will not incur any material liabilities or obligations, direct or contingent.

2.
Covenants of the Company

The Company covenants and agrees with the Managing Broker-Dealer that:

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2.1 It will prepare and file with the SEC the Offering Statement (or the equivalent, if a state securities commission requires a different format), including all amendments thereto. In addition, it will furnish the Managing Broker-Dealer, at no expense to the Managing Broker-Dealer, with such number of printed copies of the Offering Circular, including all amendments thereto, as the Managing Broker-Dealer may reasonably request. It will similarly furnish to the Managing Broker-Dealer and others designated by the Managing Broker-Dealer as many copies as the Managing Broker-Dealer may reasonably request in connection with the Offering of: (a) the offering circular, in preliminary and final form, and every form of supplemental or amended offering circular; and (b) this Agreement.

2.2 It will prepare, at no expense to the Managing Broker-Dealer, the Authorized Sales Materials. In addition, it will furnish the Managing Broker-Dealer, at no expense to the Managing Broker-Dealer, with such number of printed copies of Authorized Sales Materials as the Managing Broker-Dealer may reasonably request.

2.3 It will use its reasonable best efforts to cause the Offering Statement to become qualified with the SEC. If at any time the SEC shall issue any stop order suspending the qualification of the Circular, and to the extent the Company determines that such action is in the best interest of its members, it will use its reasonable best efforts to obtain the lifting of such order at the earliest possible time.

2.4 It will not use any Offering Circular or sales materials for the Offering which have not been approved by the Managing Broker-Dealer prior to use, and shall make such modifications, amendments or supplements to the Offering Circular and Authorized Sales Materials as reasonably requested by the Managing Broker-Dealer to eliminate any materially inaccurate or misleading statement contained therein, but no failure to make any objection or to request any modification, amendment or supplement shall constitute any representation by the Managing Broker-Dealer regarding the accuracy or completeness of the Offering Circular or sales materials prepared by the Company. If at any time when an Offering Circular is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Managing Broker-Dealer, the Offering Circular or Authorized Sales Materials would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Managing Broker-Dealer thereof (unless the information shall have been received from the Managing Broker-Dealer) and will affect the preparation of an amended or supplemental Offering Circular and Authorized Sales Materials which will correct such statement or omission and file such amended or supplemental Offering Circular and Authorized Sales Materials as required under federal law.

2.5 Neither the Company nor any of its affiliates shall make any written or oral representations or statements to investors that contradict or are inconsistent with the statements made in the Offering Circular or the Authorized Sales Material, as then amended or supplemented.

2.6 The Company will, as long as any Bonds placed by the Managing Broker-Dealer or any Dealer remain held by investors purchasing them in the Offering, furnish directly to the Managing Broker-Dealer one (1) copy of each report furnished to investors and/or the trustee in the Bonds at the time such report is furnished to the investors and/or the trustee.

2.7 Neither the Company, nor any predecessor of the Company; nor any other issuer affiliated with the Company; nor any director or executive officer of the Company or other officer of the Company participating in the Offering, nor any beneficial owner of 20% or more of the Company's outstanding voting equity securities, nor any promoter connected with the Company, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

2.8 Each of the representations and warranties contained in this Agreement are true and correct and the Company will comply with each covenant and agreement contained in this Agreement.

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3.
Agreements and Compensation of Managing Broker-Dealer

3.1            The Company hereby appoints the Managing Broker-Dealer as its agent and principal distributor for the purpose of selling for cash, on a “best efforts” basis, up to a maximum of 50,000 Bonds through the Dealers, all of whom shall be members of the FINRA. The Managing Broker-Dealer may also sell Bonds for cash directly to its own clients and customers at the public offering price and subject to the terms and conditions stated in the Offering Circular. The Managing Broker-Dealer hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Bonds on said terms and conditions. The Managing Broker-Dealer represents to the Company that it is a member of FINRA, that it and its employees and representatives have all required licenses and registrations to act under this Agreement, and that each shall remain a member or duly licensed, as the case may be, during the Offering.

3.2 Promptly after the qualification of the Bonds as exempt from registration pursuant to Regulation A by the SEC, the Managing Broker-Dealer and the Dealers shall commence the offering of the Bonds for cash to the public in jurisdictions in which the Bonds are registered or qualified for sale or in which such offering is otherwise permitted. The Managing Broker-Dealer and the Dealers will suspend or terminate offering of the Bonds upon request of the Company at any time and will resume offering the Bonds upon subsequent request of the Company. Subject to the Company’s compliance with its obligations hereunder, the Managing Broker-Dealer will comply with all applicable federal securities laws, including the Securities Act, Exchange Act, and the applicable rules and regulations of FINRA (the “FINRA Rules”).

3.3 Except as otherwise provided in the “Plan of Distribution” section of the Offering Circular, as compensation for the services rendered by the Managing Broker-Dealer, the Company agrees that it will pay to the Managing Broker-Dealer sales commissions, Managing Broker-Dealer Fee, allowances and reimbursements set forth on Exhibit A attached hereto. It is understood that no sale shall be regarded as effective unless and until accepted by the Company. The Company reserves the right in its sole discretion to accept or reject any subscription for Bonds (each a “Subscription”) in whole or in part for a period of thirty (30) days from the receipt of the Subscription. Any Subscription not accepted within thirty (30) days of receipt shall be deemed rejected. The Bonds will be offered during a period commencing at such time as set forth in the Offering Circular, and continuing until the earlier of the second anniversary of qualification of the Offering Statement, subject to extension in the sole discretion of the Company for an additional twelve (12) months, or the date upon which all $50,000,000 in offering proceeds have been received (the “Offering Termination Date”). The Company may accept purchases of the Bonds as soon as the Offering Statement has been qualified by the SEC. Following qualification, the Company will conduct closings in the Offering at its discretion. The Managing Broker-Dealer further understands and agrees that the fees, commission or compensation to the Managing Broker-Dealer for the sale of Bonds described herein is conditioned upon acceptance of sales by the Company as set forth in this Section 3.3, and that the failure to do so shall relieve the Company or any other party of any obligation to pay Managing Broker-Dealer for any services rendered by Managing Broker-Dealer in connection with the sale of Bonds under this Agreement, other than as specified herein. The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Managing Broker-Dealer for payment of commissions to Dealers. The Company will not be liable or responsible to any Procurement Dealer for direct payment of fees to any Procurement Dealer, it being the sole and exclusive responsibility of the Managing Broker-Dealer for payment of fees to Procurement Dealers. Notwithstanding the above, at the direction of the Managing Broker-Dealer, the Company may act as agent of the Managing Broker-Dealer by making direct payment of commissions to Dealers or fees to Procurement Dealers on behalf of the Managing Broker-Dealer without incurring any liability; provided, that the Managing Broker-Dealer may direct the Company in writing to discontinue payments of commissions to any Dealer or fees to Procurement Dealers at any time, and the Company shall comply with the Managing Broker-Dealer’s written instructions regarding such payments.

Notwithstanding the foregoing, no fee, compensation or expense reimbursement may be paid to the Managing Broker-Dealer, any Procurement Dealer or any Dealer following the termination of this Agreement in violation of FINRA Conduct Rule 5110(f)(2)(D). No compensation in connection with the Offering will be paid to underwriters, broker-dealers, or affiliates thereof out of the proceeds of the Offering. Any such payments from sources other than proceeds of the Offering shall be made only on the basis of bona fide transactions.

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3.4 The Managing Broker-Dealer represents and warrants to the Company that the information under the caption “Plan of Distribution” in the Offering Circular and all other information furnished to the Company by the Managing Broker-Dealer in writing expressly for use in the Offering Circular, or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.5 The Managing Broker-Dealer represents and warrants to the Company that it will not use any sales literature not authorized and approved by the Company, use any “broker-dealer use only” materials with members of the public, or make any unauthorized verbal representations or verbal representations which contradict or are inconsistent with the statements made in the Offering Circular or the Authorized Sales Material in connection with offers or sales or the Bonds.

3.6 The Managing Broker-Dealer is a duly organized and validly existing limited liability company under the laws of Texas.

3.7 No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Managing Broker-Dealer of this Agreement, except such as may be required under the Securities Act.

3.8 There are no actions, suits or proceedings pending or to the knowledge of the Managing Broker-Dealer, threatened against the Managing Broker-Dealer at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which could be reasonably expected to have a material adverse effect on the Managing Broker-Dealer or the ability of the Managing Broker-Dealer to perform its obligations under this Agreement or to participate in the Offering as contemplated by the Offering Circular.

3.9 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Managing Broker-Dealer will not conflict with or constitute a default under any operating agreement or other similar agreement, indenture, mortgage, deed of trust, lease, or, to the Managing Broker-Dealer’s knowledge, under any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Managing Broker-Dealer, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

3.10 The Managing Broker-Dealer has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

3.11 Except for Participating Dealer Agreements and Procurement Agreements, no agreement will be made by the Managing Broker-Dealer with any person permitting the resale, repurchase or distribution of any Bonds purchased by such person.

3.12 The Managing Broker-Dealer represents that the commissions and fees payable to the Managing Broker-Dealer as set forth in this Agreement are fair, reasonable and not in excess or violation of applicable rules, regulations and other requirements of the SEC, FINRA, Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.13 Neither the Managing Broker-Dealer, any Procurement Dealer nor any Dealer, nor any managing member of the Managing Broker-Dealer, any Procurement Dealer or any Dealer, nor any director or executive officer of the Managing Broker-Dealer, any Procurement Dealer or any Dealer or other officer of the Managing Broker-Dealer, any Procurement Dealer or any Dealer participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of the Managing Broker-Dealer, any Procurement Dealer or any Dealer, or any other person being compensated by or through the Managing Broker-Dealer, any Procurement Dealer or any Dealer for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

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3.14 If and to the extent that the Managing Broker-Dealer directly places any of the Bonds sold to investors in the Offering, the Managing Broker-Dealer shall be deemed to have made the representations, warranties and covenants of a Dealer as contained in the Participating-Dealer Agreement as if it had entered into a Participating Dealer Agreement, as a Dealer, with the Company.

4.
Indemnification

4.1            For the purposes of this Section 4, an entity’s “Indemnified Parties” shall include such entity’s officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

4.2 The Company will indemnify, defend (subject to Section 4.6) and hold harmless the Managing Broker-Dealer, the Procurement Dealers and the Dealers, as applicable, and their respective Indemnified Parties, from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which such Dealers, Procurement Dealers or the Managing Broker-Dealer, as applicable, or their respective Indemnified Parties, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Company, any material breach of a covenant contained herein by the Company or any material failure by the Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering, or (b) any untrue statement or alleged untrue statement of a material fact contained (i) in any Offering Statement or any post-qualification amendment thereto or in the Offering Circular or any amendment or supplement to the Offering Circular or (ii) in any Authorized Sales Materials, or (c) the omission or alleged omission to state a material fact required to be stated in the Offering Statement or any post-qualification amendment thereof necessary to make the statements therein not misleading, and the Company will reimburse each Dealer, Procurement Dealer or the Managing Broker-Dealer, as applicable, and their respective Indemnified Parties, for any legal or other expenses reasonably incurred by such Dealer, Procurement Dealer or the Managing Broker-Dealer, as applicable, and their respective Indemnified Parties, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission, , made in reliance upon and in conformity with written information furnished either (x) to the Company by the Managing Broker-Dealer or (y) to the Company or the Managing Broker-Dealer by or on behalf of any Dealer, in each case expressly for use in the Offering Statement or any post-qualification amendment thereof, or the Offering Circular or any such amendment thereof or supplement thereto. This indemnity agreement will be in addition to any liability which the Company may otherwise have. Notwithstanding the foregoing the indemnification and agreement to hold harmless provided in this Section 4.2 is further limited to the extent that no such indemnification by the Company of a Dealer or the Managing Broker-Dealer, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the Bonds were offered or sold as to indemnification for violations of securities laws. The Manager will indemnify and hold harmless the Dealer Manager and Dealers, their officers and directors and each person, if any, who controls the Dealer Manager and Dealers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which the Dealer Manager, its officers and directors, or such controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the termination of the Offering, and underwriting compensation has exceeded 10% of gross proceeds of this Offering at the time of such termination.

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4.3 The Managing Broker-Dealer will indemnify, defend and hold harmless the Company, its Indemnified Parties and each person who has signed the Offering Statement, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Managing Broker-Dealer, any material breach of a covenant contained herein by the Managing Broker-Dealer, or any material failure by the Managing Broker-Dealer to perform its obligations hereunder or (b) any untrue statement or any alleged untrue statement of a material fact contained (i) in any Offering Statement or any post-qualification amendment thereto or (ii) in any Authorized Sales Materials, or (c) the omission or alleged omission to state a material fact required to be stated in the Offering Statement or any post-qualification amendment thereof necessary to make the statements therein not misleading, provided, however, that in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Managing Broker-Dealer specifically for use with reference to the Managing Broker-Dealer in the preparation of the Offering Statement or any such post-qualification amendments thereof or the Offering Circular or any such amendment thereof or supplement thereto, or (d) any use of sales literature by the Managing Broker-Dealer not authorized or approved by the Company or any use of “broker-dealer use only” materials with members of the public concerning the Bonds by the Managing Broker-Dealer, or (e) any untrue statement made by the Managing Broker-Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Bonds, or (f) any material violation by the Managing Broker-Dealer of this Agreement, or (g) any failure by the Managing Broker-Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, regulations pursuant to the Exchange Act (“Exchange Act Regulations”) and the USA PATRIOT Act, or (h) any other failure by the Managing Broker-Dealer to comply with applicable FINRA Rules or Exchange Act Regulations. The Managing Broker-Dealer will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Managing Broker-Dealer may otherwise have.

4.4 Promptly after receipt by any indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, promptly notify the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 4.6) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

4.5 An indemnifying party under Section 4 of this Agreement shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows:

(a)           In the case of the Company indemnifying the Managing Broker-Dealer, the advancement of Company funds to the Managing Broker-Dealer for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder of the Company or the legal action is initiated by a stockholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Managing Broker-Dealer undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Managing Broker-Dealer is found not to be entitled to indemnification.

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(b)           In any case of indemnification other than that described in Section 4.6(a) above, the indemnifying party shall pay all legal fees and expenses reasonably incurred by the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

4.6 To provide for just and equitable contribution in circumstances in which the indemnification provided pursuant to this Section 4 is for any reason held to be unavailable from the Company, the Managing Broker-Dealer or the Dealers, as the case may be, the Company, the Managing Broker-Dealer and the Dealers shall contribute to the aggregate losses, claims, damages or liabilities (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in the case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of the Company, on the one hand, and the Managing Broker-Dealer and Dealers, on the other hand, in connection with the events which resulted in such losses, claims, damages or liabilities.  The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Managing Broker-Dealer or Dealer, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such omission or statement.

4.7 The indemnity agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Company, the Managing Broker-Dealer, any Dealer, (b) delivery of any Bonds and payment therefor, and (c) any termination or completion of this Agreement or any Participating Dealer Agreement. A successor of any Dealer, any Procurement Dealer, or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 4.

5.
Applicable Law and Venue

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Delaware; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. The Company, the Managing Broker-Dealer and each Dealer hereby agree that venue for any action brought in connection with this Managing Broker-Dealer Agreement shall lie exclusively in Cook County, Illinois.

6.
Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

7.
Successors and Amendment

7.1            This Agreement shall inure to the benefit of and be binding upon the Managing Broker-Dealer and the Company and their respective successors, and to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

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7.2 This Agreement may be amended by the written agreement of the Managing Broker-Dealer and the Company.

8.
Term

This Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any of the material provisions of this Agreement on its part to be performed during the term of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (b) by either party on 60 days’ prior written notice.

In any case, this Agreement shall expire at the close of business on the Offering Termination Date. The provisions of Sections 4, 5 and 13-17 hereof shall survive such termination. In addition, the Managing Broker-Dealer, upon the expiration or termination of this Agreement, shall (1) promptly deposit any and all funds in its possession which were received from investors for the sale of Bonds into such account as the Company may designate; and (2) promptly deliver to the Company all records and documents in its possession which relate to the Offering which are not designated as dealer copies. The Managing Broker-Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Broker-Dealer shall use its best efforts to cooperate with the Company to accomplish any orderly transfer of management of the Offering to a party designated by the Company. Upon expiration or termination of this Agreement, the Company shall pay to the Managing Broker-Dealer all commissions to which the Managing Broker-Dealer is or becomes entitled under Section 3 at such time as such commissions become payable.

9.
Confirmations

The Company hereby agrees to prepare and send confirmations to all purchasers of Bonds whose Subscriptions are accepted by the Company.

10.
Submission of Orders

10.1            Prior to closing on each Subscription, each person subscribing for Bonds (the “Subscribers”), will execute and deliver a Subscription Agreement (a “Subscription Agreement”) to the Company and the Company will make available to the Managing Broker-Dealer copies of such Subscription Agreement. Each Subscriber will transfer funds to the Company in an amount equal to the price per Bond as shown on the cover page of the Offering Circular multiplied by the number of Bonds subscribed by such Subscriber (the “Subscription Amount”). The Subscription Agreement shall contain relevant information with regard to the transfer of funds for the respective Subscriber.

10.2 If on any date the Trustee shall have received the Subscription Amount and the Company accepts such Subscription (each such date, a “Closing Date”), the Trustee will release the Subscription Amount from for collection by the Company and the Managing Broker-Dealer and the Company shall deliver the Bonds purchased on such Closing Date to the Subscriber, which delivery may be made through the facilities of the Depository Trust Company (“DTC”) or via book entry with the Company’s securities registrar and transfer agent, UMB Bank (the “Transfer Agent”). All closings (each, a “Closing”) shall take place at the office of the Managing Broker-Dealer or such other location as the Managing Broker-Dealer and the Company shall mutually agree. All actions taken at the Closing shall be deemed to have occurred simultaneously on such Closing Date.

11.
Notice

Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transmission. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

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To Company:	Lighthouse Life Capital, LLC1100 E. Hector Street, Suite 415Conshohocken, PA 19428Attn: [ ]

To Managing Broker-Dealer:	International Assets Advisory LLC390 North Orange Ave., Suite 750Orlando, Florida 32801Attention: [ ]

12.
Severability

In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

13.
No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

14.
Recovery of Costs

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

15.
Assignment

This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

16.
Privacy Act

To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the Managing Broker-Dealer hereby agrees to the confidentiality and non-disclosure obligations set forth herein.

16.1 “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. “Customer Information” shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

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16.2 The Managing Broker-Dealer understands and acknowledges that it may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information received by the Managing Broker-Dealer is received with limitations on its use and disclosure. The Managing Broker-Dealer agrees that it is prohibited from using the Customer Information received other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to this Agreement, as permitted under the “use in the ordinary course of business” exception to the Privacy Laws.

16.3 The Managing Broker-Dealer shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in its control which are no less rigorous than those maintained by the Managing Broker-Dealer for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the Managing Broker-Dealer will immediately notify the Company.

17.
Third Party Beneficiary

Each Procurement Dealer is expressly made a third party beneficiary of this Agreement, including, without limitation, regarding the representations and warranties contained in Section 1 and the indemnification obligations contained in Section 4.

 [Signatures appear on next page]

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours, Lighthouse Life Capital, LLC By: LHL Strategies, Inc. Its: Sole Member By: _______________________________________ Name: [Michael Freedman] Its: [Chief Executive Officer]

Accepted and agreed as of the
date first above written.

MANAGING BROKER-DEALER

International Assets Advisory LLC

By:
Name: [ ]
Its: [ ]

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Exhibit A

Managing Broker-Dealer Compensation:

The Managing Broker-Dealer will receive selling commissions equal to 5.0% and 4.5% of aggregate gross offering proceeds on the sale of Class A Bonds and Class B Bonds, respectively, which it may re-allow, in whole or in part to the Procurement Dealers and Dealers. The Managing Broker-Dealer will also receive a Managing Broker-Dealer Fee of up to 2.00% of aggregate gross offering proceeds, which it may re-allow, in whole or in part to selling group members. Additionally, the Company has agreed to pay to the Managing Broker-Dealer a re-allowance in an amount up to 1.00% of aggregate gross offering proceeds. The Company will also pay a 0.50% wholesaling fee on the sale of Class B Bonds only. The aggregate of the selling commissions, the Managing Broker-Dealer Fee, the reallowance and wholesaling fee will equate to a maximum amount of 8.0% of gross proceeds from the Offering.

Organizational and offering expenses (“O&O Expenses”) will total 2.00% of offering proceeds which equals $1,000,000 at the maximum offering amount. In no event will O&O Expenses exceed 2.00% of the offering proceeds.

The Managing Broker-Dealer will monitor the aggregate amount of underwriting compensation that the Company and its Manager pay in connection with this Offering in order to ensure compliance with the underwriting compensation limits of applicable FINRA rules, including FINRA Rule 2310, which prohibits underwriting compensation in excess of 10% of the gross offering proceeds.

Exhibit B

PARTICIPATING DEALER AGREEMENT

LIGHTHOUSE LIFE CAPITAL, LLC
PARTICIPATING DEALER AGREEMENT

Ladies and Gentlemen:

International Assets Advisory, LLC, a Florida limited liability company, as the managing broker-dealer (“Managing Broker-Dealer”) for Lighthouse Life Capital, LLC, a Delaware limited liability company (the “Company”), invites you (the “Dealer”) to participate in the distribution, on a “best efforts basis,” to the public (the “Offering”) of up to $50,000,000 of its 8.5% senior beacon bonds (“Class A Bonds”, and its 6.5% senior beacon bonds (“Class B Bonds” and together with the Class A Bonds, the “Bonds”) subject to the following terms:

I.
Managing Broker-Dealer Agreement

The Managing Broker-Dealer and the Company have entered into that certain Managing Broker-Dealer Agreement dated [ ], 2020 (the “Managing Broker-Dealer Agreement”). By your acceptance of this Participating Dealer Agreement, you will become one of the Dealers referred to in such agreement between the Company and the Managing Broker-Dealer and will be entitled and subject to the indemnification provisions contained in the Managing Broker-Dealer Agreement, including specifically the provisions of Section 4 of the Managing Broker-Dealer Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement. Except as otherwise specifically stated herein, all terms used in this Participating Dealer Agreement have the meanings provided in the Managing Broker-Dealer Agreement. The Bonds are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its best efforts to sell the Bond for cash on the terms and conditions stated in the Offering Circular. Nothing in this Participating Dealer Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Managing Broker-Dealer or of the Company, and Dealer is not authorized to act for the Managing Broker-Dealer or the Company or to make any representations except as set forth in the Offering Circular and Authorized Sales Materials.

II.
Submission of Orders

Those persons who purchase Bonds will be instructed by the Dealer to transfer the Subscription Amount to the entity listed in the Subscription Agreement. Any Dealer receiving a Subscription Amount not conforming to the foregoing instructions shall return such Subscription Amount directly to such Subscriber not later than noon of the next business day following its receipt. Subscription Amounts received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which the Subscription Agreements and Subscription Amounts are received from Subscribers, the Subscription Amounts will be transmitted by noon of the next business day following receipt by the Dealer to the Trustee for deposit directly with the Trustee.

Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, Subscription Amounts will be transmitted by noon of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by 5:00 pm of the next business day following receipt at a different location by the Final Review Office such Subscription Amounts to the Trustee for deposit directly with the Trustee.

III.
Pricing

Except as may be otherwise provided for in the “Plan of Distribution” section of the Offering Circular, Bonds shall be offered to the public at the offering price of $1,000 per Bond. Except as otherwise indicated in the Offering Circular or in any letter or memorandum sent to the Dealer by the Company or Managing Broker-Dealer, a minimum initial purchase of ten (10) Bonds is required.

IV.
Representations and Warranties of Dealer

Dealer represents and warrants to the Company and the Managing Broker-Dealer and agrees that:

A. Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for such prospective investor upon the basis of the information known to Dealer or disclosed by such prospective investor as to his other security holdings and as to his financial situation and needs. Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or the Managing Broker-Dealer promptly upon request.

B. Dealer shall deliver to each prospective investor, prior to any submission by such prospective investor, a written offer to buy any Bonds, a copy of the Offering Circular.

C. Dealer will not deliver to any prospective investor any written documents pertaining to the Company or the Bonds, other than the Offering Circular, and any Authorized Sales Materials that are supplied to Dealer by the Company, the Managing Broker-Dealer or their respective affiliates. Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

D. Dealer will make reasonable inquiry to determine whether a prospective investor is acquiring Bonds for his own account or on behalf of other persons and not for the purpose of resale or other distribution thereof.

E. Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company or the Bonds other than those contained in the Offering Circular and any Authorized Sales Materials.

F. Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Offering Circular regulating the terms and manner of the Offering.

G. In its solicitation of offers for the Bonds, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, and the applicable Rules and Regulations.

H. Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the FINRA Rules, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in all of the jurisdictions in which Dealer solicits offers to purchase the Bonds.

I. Dealer, nor any managing member of Dealer, nor any director or executive officer of Dealer or other officer of Dealer participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of Dealer, or any other person being compensated by or through Dealer for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

J. Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in violation of the requirements of the Securities Act or the Exchange Act.

K. Dealer will use reasonable efforts to ensure that all investors who are acquiring Bonds have and will satisfy all conditions described in the Offering Circular and the Subscription Agreement.

L. Each of the representations and warranties made by each prospective investor to the Company in the Subscription Agreement, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Bonds by such prospective investor.

V.
Dealers’ Compensation

The Managing Broker-Dealer shall pay the Dealer a selling commission of up to 5.0% and 4.5% of the gross offering proceeds of the Class A Bonds and Class B Bonds, respectively, sold by it and accepted and confirmed by the Company.

As provided in the “Plan of Distribution” section of the Offering Circular, and in Section 3.3 and Exhibit A of the Managing Broker-Dealer Agreement, in addition to the selling commissions equal to 5.0% and 4.5% of aggregate gross offering proceeds on the sale of Class A Bonds and Class B Bonds, respectively, the Managing Broker-Dealer will receive a Managing Broker-Dealer Fee of up to 2.0% of aggregate gross offering proceeds, which it may re-allow, in whole or in part to the Dealers. Additionally, the Company has agreed to pay to Managing Broker-Dealer a re-allowance of up to 1.0% of aggregate gross offering proceeds. The Company will also pay a 0.50% wholesaling fee on the sale of Class B Bonds only. The aforementioned selling commissions, Managing Broker-Dealer Fees, re-allowance and wholesaling fee shall only be paid to the Dealer with regard to the Bonds sold by it and accepted and confirmed by the Company.

For purposes of this Participating Dealer Agreement, Bonds shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Bonds pursuant to all applicable offering and subscription documents, the Company has accepted the Subscription Agreement of such subscriber and such Bonds have been fully paid for. The Dealer affirms that the Managing Broker-Dealer’s liability for commissions and other amounts payable to the Dealer is limited solely to the proceeds of commissions and other payments received from the Company. The Dealer shall have the responsibility to disclose to investors the terms of any such selling commissions, fees, reimbursements, payments or any preferential treatments, if any, provided to the Managing Broker-Dealer or Dealer in connection therewith, if applicable and to the extent required.

The Dealer shall have no right to receive, and the Managing Broker-Dealer shall have no obligation to make, payments of any selling commissions, fees, or reimbursements until such time as the Managing Broker-Dealer is in receipt from the Company of such selling commissions, fees or reimbursements from which such fees or reimbursements are to be paid.

The parties hereby agree that the foregoing selling commissions, fees, reimbursements and other payments are not in excess of the usual and customary distributors’ or sellers’ commissions, fees, reimbursements and payments received in the sale of securities similar to the Bonds, that the Dealer’s interest in the Offering is limited to such selling commissions, fees, reimbursements and payments from the Managing Broker-Dealer and the Dealer’s indemnity referred to in Section 4 of the Managing Broker-Dealer Agreement, and that the Company is not liable or responsible for such payments to the Dealer.

VI.
Applicability of Indemnification

Each of the Dealer and Managing Broker-Dealer hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Managing Broker-Dealer Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in the Managing Broker-Dealer Agreement, including specifically the indemnification provisions of Section 4 of the Managing Broker-Dealer Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement and the Managing Broker-Dealer Agreement.

VII.
Payment

Payments of sales commissions will be made by the Managing Broker-Dealer (or by the Company as provided in the Managing Broker-Dealer Agreement) to Dealer within 30 days of the receipt by the Managing Broker-Dealer of the gross commission payments from the Company.

VIII.
Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement signature page and the required Subscription Amount may be rejected. Issuance of the Bonds will be made only after actual receipt of payment. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Bonds within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Managing Broker-Dealer any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Managing Broker-Dealer shall have the right to offset amounts owed against future commissions due and otherwise payable to Dealer.

IX.
Circular and Authorized Sales Materials

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Bonds, except as set forth in the Offering Circular and any Authorized Sales Materials. The Managing Broker-Dealer will supply Dealer with reasonable quantities of the Offering Circular, any supplements thereto and any amended Offering Circular, as well as any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Offering Circular and all supplements thereto and any amended Offering Circular to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Bonds to an investor. Dealer agrees that it will not send or give any Authorized Sales Materials to an investor unless it has previously sent or given an Offering Circular to that investor or has simultaneously sent or given an Offering Circular with such Authorized Sales Materials. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Managing Broker-Dealer and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Bonds to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Bonds any material or writing supplied to it by the Company or the Managing Broker-Dealer bearing a legend which states that such material may not be used in connection with the offer or sale of the Bonds or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Bonds any materials or writings which have not been previously authorized or approved by the Managing Broker-Dealer.

Dealer agrees to furnish a copy of any revised Preliminary Offering Circular to each person to whom it has furnished a copy of any previous Preliminary Offering Circular and further agrees that it will itself mail or otherwise deliver all Preliminary Offering Circulars and the Offering Circular required for compliance with the provisions of Regulation A under the Securities Act. Regardless of the termination of this Participating Dealer Agreement, Dealer will deliver an Offering Circular in transactions in the Bonds for a period of 90 days from the qualification date of the Offering Statement. On becoming a Dealer, and in offering and selling Bonds, Dealer agrees to comply with all the applicable requirements under the Securities Act and Regulation A promulgated thereunder.

X.
License and Association Membership

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Managing Broker-Dealer that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Bonds under Federal laws and regulations, and that it is a member in good standing of FINRA. Dealer agrees to notify the Managing Broker-Dealer immediately in writing and this Participating Dealer Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA Rules, including, but not limited to, FINRA Rule 2111.

Managing Broker-Dealer represents and warrants that it is currently, and at all times while performing its functions under this Participating Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act, and that it is a member in good standing of FINRA. The Managing Broker-Dealer agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Managing Broker-Dealer hereby agrees to abide by all applicable FINRA Rules, specifically including, but not limited to, FINRA Rule 2111.

XI.
Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Managing Broker-Dealer that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, SEC Rules and Section 352 of the Money Laundering Abatement Act, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of the Bonds. Dealer hereby agrees to furnish, upon request, a copy of its AML Program to the Managing Broker-Dealer for review and to promptly notify the Managing Broker-Dealer of any material changes to its AML Program.

XII.
Limitations of Offer and Suitability

Dealer will offer Bonds only to persons who meet the suitability standards set forth in the Offering Circular or in any suitability letter or memorandum sent to it by the Company or the Managing Broker-Dealer.

In offering Bonds, Dealer will comply with the provisions of the applicable FINRA Rules, as well as all other applicable rules and regulations relating to suitability of investors. Nothing contained in this Participating Dealer Agreement shall be construed to impose upon the Company or the Managing Broker-Dealer the responsibility of assuring that prospective investors meet the suitability standards set forth in the Offering Circular, or to relieve Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Offering Circular.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Bonds in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (1) applicable provisions of the Offering Circular; or (2) applicable FINRA Rules including FINRA Rule 2111. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Bonds to an investor, each Dealer, or person associated with Dealer, shall have reasonable grounds (as required by FINRA Rule 2111) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such FINRA Rules) concerning his financial status, tax status, investment objectives and any other information known to Dealer, or person associated with Dealer, that: (A) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Offering Circular, including the tax benefits to the extent they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Bonds in the amount proposed, including loss, and lack of liquidity of such investment; (C) that the investor has an apparent understanding of the fundamental risks of an investment in Bonds, the lack of liquidity of the Bonds, the background and qualifications of the sponsor, the advisor to the Company and their affiliates, and the tax consequences of an investment in the Bonds; and (D) an investment in Bonds is otherwise suitable for such investor. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Bonds of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Bonds pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Bonds and to make such documents and records available to (i) the Managing Broker-Dealer and the Company upon request, and (ii) to representatives of the SEC, and FINRA upon your firm’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Dealer shall not purchase any Bonds for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a Subscription Agreement.

XIII.
Due Diligence and Adequate Disclosure

Prior to offering the Bonds for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Managing Broker-Dealer through the Offering Circular or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Bonds. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its advisor; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (1) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (2) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (3) no Dealer that participated in the inquiry is an affiliate of the Company.

Prior to the sale of the Bonds, each Dealer shall inform each prospective purchaser of Bonds of pertinent facts relating to the Bonds including specifically the lack of liquidity and lack of marketability of the Bonds during the term of the investment, but shall not, in any event, make any representation on behalf of the Company except as set forth in the Offering Circular and any Authorized Sales Materials.

XIV.
Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Bonds, his suitability and the amount of Bonds sold and to retain such records for such period of time as may be required by the SEC, FINRA or the Company.

XV.
Customer Complaints

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Bonds are offered by the Managing Broker-Dealer or Dealer), the Bonds or the Company.

XVI.
Effectiveness, Termination and Amendments

This Participating Dealer Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Participating Dealer Agreement by the Managing Broker-Dealer; provided, however, that in the event of the execution of this Participating Dealer Agreement prior to the time that the Offering Statement becomes qualified with the SEC, this Participating Dealer Agreement shall not become effective prior to the Offering Statement being qualified with the SEC and shall instead become effective simultaneously with the qualification of the Offering Statement.

Dealer will immediately suspend or terminate its offer and sale of Bonds upon the request of the Company or the Managing Broker-Dealer at any time and will resume its offer and sale of Bonds hereunder upon subsequent request of the Company or the Managing Broker-Dealer. Any party may terminate this Participating Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Participating Dealer Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, between the parties hereto. In any event, this Participating Dealer Agreement shall terminate at the close of business on the Offering Termination Date.

This Participating Dealer Agreement may be amended at any time by the Managing Broker-Dealer by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Bonds after receipt of such notice.

XVII.
Privacy Laws

The Managing Broker-Dealer and Dealer (each referred to individually in this section as “Party”) agree as follows:

A. Each Party agrees to abide by and comply with (1) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (2) the privacy standards and requirements of any other applicable Federal or state law, and (3) its own internal privacy policies and procedures, each as may be amended from time to time.

B. Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Bonds made by its customers pursuant to this Participating Dealer Agreement.

C. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

D. Each Party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either Party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that Party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each Party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVIII.
Notice

Any notice in this Participating Dealer Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier or (2) depositing the same in the United States mail, postpaid, certified, return receipt requested. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Managing Broker-Dealer:	International Assets Advisory, LLC390 North Orange Ave., Suite 750Orlando, Florida 32801Attention: [ ]
To Dealer:	Address Specified By Dealer on signature page.

XIX.
Attorney’s Fees, Applicable Law and Venue; Arbitration

In any action to enforce the provisions of this Participating Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Participating Dealer Agreement shall be construed under the laws of the State of California and shall take effect when signed by Dealer and countersigned by the Managing Broker-Dealer. Dealer and the Managing Broker-Dealer hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in Orange County, California.

XX.
Severability

In the event that any court of competent jurisdiction declares any provision of this Participating Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Participating Dealer Agreement shall be considered severable.

XXI.
No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Participating Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXII.
Assignment

This Participating Dealer Agreement may not be assigned by Dealer, except with the prior written consent of the Managing Broker-Dealer. This Participating Dealer Agreement may be assigned by the Managing Broker-Dealer with 10 days prior written notice to Dealer, but such assignment shall not release the Managing Broker-Dealer from any liability under this Participating Dealer Agreement subsequent to any such assignment. This Participating Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXIII.
Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Participating Dealer Agreement as contemplated herein, and that the individual who has signed this Participating Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Participating Dealer Agreement.

XXIV.                      Counterparts

This Participating Dealer Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

THE MANAGING BROKER-DEALER International Assets Advisory, LLC By: Name: Title:

We have read the foregoing Participating Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We agree to advise you of any changes to the information listed on this signature page during the term of this Participating Dealer Agreement.

1.
Identity of Dealer:

Name:

Type of entity:
                               (to be completed by Dealer) (corporation, partnership or proprietorship)

Organized in the State of:
                                                    (to be completed by Dealer) (State)

Licensed as broker-dealer in the following States:

                                          (to be completed by Dealer)

Tax I.D. #:

2.
Person to receive notice pursuant to Section XVIII.

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:(
)

Fax No.:(
)

AGREED TO AND ACCEPTED BY THE
DEALER:

(Dealer’s Firm Name)

By:
        Signature

Title:

Date:

INTERNATIONAL ASSET ADVISOR, LLC
SCHEDULE I TO PARTICIPATING DEALER AGREEMENT

This Schedule I to Participating Dealer Agreement is intended to reflect the terms of the marketing fees paid to __________________________ (“Dealer”) and shall constitute a part of the Participating Dealer Agreement between International Assets Advisory, LLC (“Managing Broker-Dealer”) and Dealer dated the _____ day of ________________, 20____ (the “Participating Dealer Agreement”) relating to the sale of the 8.5% senior beacon bonds (“Class A Bonds”) and the 6.5% senior beacon bonds (“Class B Bonds” and together with the Class A Bonds, the “Bonds”) of Lighthouse Life Capital, LLC. (the “Company”). Capitalized terms used herein, which are not specifically defined herein, shall have the same meanings as set forth in the Participating Dealer Agreement.

The payment of marketing fees to Dealer is intended to support actual marketing and sales distribution efforts provided by Dealer the distribution of the Bonds. The Managing Broker-Dealer’s obligation to pay marketing fees to Dealer hereunder shall be conditioned upon Dealer’s providing the marketing and sales distribution support summarized below:

1.
Dealer has internal marketing support personnel who will provide substantial support and assistance to the Managing Broker-Dealer’s marketing personnel, and Dealer shall provide marketing and sales distribution support in connection with the distribution and sale of Bonds of the Company equivalent to the highest level of marketing and sales distribution support provided to other product sponsors.

2.
Dealer will use its internal marketing communications systems to promote the product, which may include, without limitation, internal or external newsletters, internal intranet sites, internal mail, sponsor pages, approved product lists, conference calls. Managing Broker-Dealer shall have the opportunity to provide newsletter submissions and other materials, content for written and e-mail communications to Dealer’s registered representatives.

3.
Managing Broker-Dealer shall be provided (i) updated lists of Dealer’s registered representatives, including names, addresses, and telephone numbers; (ii) lists of newly hired registered representatives; (iii) copies of Dealer’s sales and market share reports; and (iv) copies of Dealer’s conference calendars.

4.
Managing Broker-Dealer will have reasonable access to Dealer’s registered representatives and shall have the opportunity to invite registered representatives associated with Dealer to educational, training and due diligence conferences and meetings sponsored by the Managing Broker-Dealer, subject to Dealer’s applicable broker-dealer compliance approval procedures.

5.
Managing Broker-Dealer will be invited to attend and participate in all Dealer sponsored conferences and shall have the right to participate in such conferences. The payments to Dealer contemplated by this Agreement shall cover and include the amount of the conference fees for the Managing Broker-Dealer’s attendance at and participation in all conferences sponsored by Dealer available product sponsors.

6.
Dealer will assist its customers with account transfers, change of address requests, dividend reinvestments and share redemptions.

7.
Dealer will provide such other services as may be reasonably requested by its customers or the Managing Broker-Dealer from time to time and will maintain the technical support necessary to adequately service its customers and promote the distribution and sale of the Bonds.

The parties to the Participating Dealer Agreement of which this Schedule I is a part hereby acknowledge and agree as follows:

1.
The marketing fees paid to Dealer shall be based upon the total volume of sales of Bonds sold to customers of Dealer during the applicable calendar quarter and shall be subject to Managing Broker-Dealer’s verification of said sales volume.

2.
The payment of marketing fees to Dealer contemplated hereby for sales made during the preceding calendar quarter shall be payable on or before the last day of the following month.

3.
The agreement between Dealer and the Managing Broker-Dealer regarding the payment of marketing fees set forth in the Offering Statement, this Schedule I and the Managing Broker-Dealer Agreement shall comply with all applicable FINRA Rules. In the event of any change in FINRA Rules that limits the payment of marketing fees to Dealer, the agreement between Dealer and the Managing Broker-Dealer regarding the payment of marketing fees set forth in the Offering Statement, this Schedule I and the Managing Broker-Dealer Agreement shall be modified to be in compliance with such FINRA Rules. In the event of any change in applicable FINRA Rules that paying the aforementioned marketing fees becomes prohibited, such agreement to pay marketing fees shall be considered terminated immediately.

4.
Either party to the Participating Dealer Agreement of which this Schedule I is a part may terminate the Select Dealer Agreement at any time by providing to the other party a written notice of termination at least 15 days prior to the termination date.

In consideration for providing the foregoing services, Managing Broker-Dealer shall pay marketing fees to Dealer in an amount equal to __% of the aggregate proceeds received by the Company from the sale of Bonds to customers of Dealer in transactions in which Dealer acted as the broker-dealer of record, in accordance with the terms and conditions set forth in this Schedule I.

Any amendments or exceptions to this Schedule I or its provisions set forth above shall be in writing or otherwise supported by written documentation.

AGREED AND ACKNOWLEDGED:

DEALER:

_________________________________________________

(Print Name of Dealer)

By:_______________________________________________
Name:____________________________________________

Title:_____________________________________________

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